EXHIBIT   99.2


The Corporation posted net income of $2,562,783 for the second quarter of 2007, an increase of $349,494 (15.8%) compared to the second quarter of 2006. This increase is primarily due to the increase in interest income on loans. Earnings per share increased to $0.29 for the three months ending June 30, 2007 compared to $0.25 per share for the same period in 2006.

Net interest income increased $1.3 million to $15.9 million for the first six months of 2007 compared to 2006. This increase is primarily due to improved loan yields and a relatively stable net interest margin for the first six months of 2007 compared to the same period in 2006. Loan growth of $35.4 million to $545.6 million also contributed to the increased interest income for the twelve months ending June 30, 2007.

Other income increased $478,863 as fees and service charges generated from deposit accounts improved over those generated in the first six months of 2006.

Earnings per share increased $0.06 for the six months ending June 30, 2007 compared to the same period in 2006.